Sierra Monitor Corporation Announces Financial Results
for the Third Quarter Ended September 30, 2012

Reports Third Quarter Sales of $4.0 Million, Up 6% Year over year

Record Nine Months Sales Up 25% to $14.9 Million
With Net Income Increasing 46% to $1.1 Million Year over year

Milpitas, California – October 30, 2012 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the third quarter and nine months ended September 30, 2012.

Financial Highlights

  Achieved third quarter sales of $4.0 million, an increase of 6% over the third quarter of 2011
  Reported third quarter 2012 net income of $152,395
  Ended the third quarter of 2012 with a strong balance sheet, approximately $2.4 million of cash on hand and no bank debt
  Recorded sales of $14.9 million for the nine months ended September 30, 2012, an increase of 25% over the corresponding period in the previous year
  Reported year-to-date net income of approximately $1.1 million, an increase of 46% over the corresponding period in the previous year

  Business Highlights

  Received a follow-on order to supply FieldServer gateways for integration of smoke and flame detectors in a LonWorks network aboard Zumwalt-class U. S. Navy destroyers.
  Selected by an international company specializing in the reduction of sulfur content in transport fuels, such as diesel and jet fuel, to supply gas and flame detection systems on their skid mounted process equipment.
  Continued a successful, long term, relationship supplying additional gas detection systems, for expansion of a large chemical plant manufacturing coatings and adhesives in Alabama. The Sentry gas risk management system is a plant standard for both combustible and highly toxic TFE vapors.

    Supplied flame detectors through a new channel partner for installation on an offshore platform owned by Mexico’s state oil company.
    Provided gas detection and communication systems to support the modernization of a transit bus maintenance facility allowing dual use between diesel and propane powered vehicles. Sierra Monitor was selected because of its detection and controller technology and its ability to interface into both the HVAC control system and fire alarm system.
    Received a design/build order from a major international instrument company to supply a custom FieldServer gateway platform for ultra-sonic flow meters used in a broad range of industrial applications such as oil and gas production and distribution, hydrocarbon distribution and waste water treatment.

    Third Quarter and First Nine Months

    Net sales for the quarter ended September 30, 2012 were $4,040,406, an increase of 6% from $3,803,336 reported for the same period of 2011. For the nine months ended September 30, 2012, sales increased 25% to $14,907,621 compared to $11,956,114 for the same period of 2011.

    Sierra Monitor posted GAAP net income of $152,395 or $0.02 per share (basic and diluted), for the quarter ended September 30, 2012, compared to GAAP net income of $181,736 or $0.02 per share (basic and diluted), for the same period of 2011. Sierra Monitor posted GAAP net income of $1,060,326, or $0.11 per share basic and $0.10 per share diluted, for the nine months ended September 30, 2012, compared to GAAP net income of $725,560, or $0.07 per share basic and diluted, for the same period of 2011.

    Sierra Monitor posted non-GAAP net income of $274,322 or $0.03 per share (basic and diluted), for the quarter ended September 30, 2012 compared to non-GAAP net income of $293,711 or $0.02 per share (basic and diluted), for the same period of 2011. Sierra Monitor posted non-GAAP net income of $1,403,638, or $0.14 per share basic and diluted, for the nine months ended September 30, 2012, compared to non-GAAP net income of $1,046,479, or $0.11 per share basic and $0.10 per share diluted, for the same period of 2011.

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    “In the face of continued challenges in the economy the Sierra Monitor team has produced another year over year sales increase for the third quarter. Our domestic gas detection sales team has increased its focus on clean energy projects such as alternate fuel fleet maintenance facilities while our international team continues to focus on oil and gas projects in areas where infrastructure funding remains vibrant.” said Gordon R. Arnold, president and chief executive officer. “Our FieldServer sales team has continued to produce higher bookings through more focus on OEM and repeat customer accounts including unique applications such as the integration project on a Navy destroyer and a process measurement application in the industrial market.”

    Cash Position

    Sierra Monitor had $2,408,327 in cash at September 30, 2012 with no bank borrowings. Trade receivables were $2,089,078 at September 30, 2012 while the Company’s Days Sales Outstanding was 43 days.

    About Sierra Monitor Corporation

    Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

    The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption. For more information visit: http://www.sierramonitor.com/

    Sierra Monitor Investor Relations Contact:

    Steve Polcyn

    408-262-6611 ext. 1341

    spolcyn@sierramonitor.com

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Table A
SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Net sales	$4,040,406	$3,803,336	$14,907,621	$11,956,114
Cost of goods sold	1,700,007	1,563,419	6,703,287	4,851,546
Gross profit	2,340,399	2,239,917	8, 204,334	7,104,568
Operating expenses
Research and development	523,310	552,950	1,641,118	1,648,016
Selling and marketing	1,012,646	857,828	3,101,386	2,659,782
General and administrative	550,572	526,508	1,694,828	1,588,368
	2,086, 528	1,937,286	6,437,332	5,896,166
Income from operations	253,871	302,631	1,767,002	1,208,402
Interest income	119	262	208	864
Income before income taxes	253,990	302,893	1,767,210	1,209,266
Income tax provision	101,595	121,157	706,884	483,706
Net income	$152,395	$181,736	$1,060,326	$725,560
Net income available to common shareholders per common share Basic	$0.02	$0.02	$0.11	$0.07
Diluted	$0.02	$0.02	$0.10	$0.07
Weighted average number of common shares used in per share computations:
Basic	9,905,761	9,901,177	9,902,705	9,898,354
Diluted	10,118,790	10,113,651	10,148,227	10,122,507

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Table B

SIERRA MONITOR CORPORATION
Balance Sheets

Assets	September 30,	December 31,
	2012	2011
	(unaudited)
Current assets:
Cash and cash equivalents	$2,408,327	$1,212,426
Trade receivables, less allowance for doubtful accounts of approximately $80,000 and $65,000 respectively	2,089,078	1,647,948
Inventories, net	2,942,670	3,918,161
Prepaid expenses	198,478	223,362
Income tax deposit	181,287	10,655
Deferred income taxes	366,618	366,618
Total current assets	8,186,458	7,379,170

Property and equipment, net	334,143	399,558
Other assets	116,364	140,558
Total assets	$8,636,965	$7,919,286

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$794,936	$918,706
Accrued compensation expenses	434,280	497,197
Other current liabilities	107,376	323,114
Income taxes payable	—	11,362
Total current liabilities	1,336,592	1,750,379

Deferred tax liability	108,337	108,337
Total liabilities	1,444,929	1,858,716

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 10,004,311 and 9,901,177 shares issued and outstanding, respectively	10,004	9,901
Additional paid-in capital	2,846,287	2,775,250
Retained earnings	4,335,745	3,275,419
Total shareholders’ equity	7,192,036	6,060,570
Total liabilities and shareholders’ equity	$8,636,965	$7,919,286

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    NON-GAAP FINANCIAL MEASURES

    The accompanying news release dated October 30, 2012 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

    Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

    We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

    Depreciation and Amortization of Tangible and Intangible Assets

    In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

    Provision for Bad Debt Expense

    We maintain an allowance for doubtful accounts that is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

    Provision for Inventory Losses

    We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

    Deferred Income Taxes

    The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes. There are no deferred income taxes reported in the current reporting periods.

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    Stock-based Compensation Expense

    Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

    Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

    Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

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Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
GAAP Net Income	$152,395	$181,736	$1,060,326	$725,560
Adjustments:
Depreciation and amortization	73,746	73,500	221,780	211,877
Provision for bad debt expense	9,084	3,000	15,434	14,157
Provision for inventory losses	11,602	15,000	34,958	35,000
Stock based compensation expense	27,495	20,475	71,140	59,885
Total adjustments to GAAP net income	121,927	111,975	343,312	320,919
Non-GAAP Net Income	$274,322	$293,711	$1,403,638	$1,046,479

Non GAAP Net Income Per Share:
Basic	$0.03	$0.03	$0.14	$0.11
Diluted	$0.03	$0.03	$0.14	$0.10
Weighted-average number of shares used in per share computations:
Basic	9,905,761	9,901,177	9,902,705	9,898,354
Diluted	10,118,790	10,113,651	10,148,227	10,122,507

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